Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91432 of The Laclede Group, Inc. on Form S-8 of our report dated June 27, 2006, relating to the financial statements and supplemental schedule of Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. appearing in this Annual Report on Form 11-K of Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 27, 2006